Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,
	2017	2016	2015	2014	2013
	(in millions except ratios)
Income from operations before income taxes and interest in earnings of associates	$489	$340	$340	$518	$499
Add back fixed charges:
Total fixed charges	279	275	183	175	168
Dividends from associates	1	3	4	3	3
Less:
Capitalized interest	—	—	—	—	—
Income as adjusted	$769	$618	$527	$696	$670

Fixed charges
Interest expense	$188	$184	$142	$135	$126
Portions of rents representative of interest factor	91	91	43	40	42
Total fixed charges	$279	$275	$185	$175	$168

Ratio of earnings to fixed charges	2.8	2.2	2.8	4.0	4.0

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year ended December 31,
	2017	2016	2015	2014	2013
	(in millions except ratios)
Income from operations before income taxes and interest in earnings of associates	$489	$340	$340	$518	$499
Add back fixed charges:
Total fixed charges	279	275	183	175	168
Dividends from associates	1	3	4	3	3
Less:
Capitalized interest	—	—	—	—	—
Income as adjusted	$769	$618	$527	$696	$670

Fixed charges and preferred stock dividends
Interest expense	$188	$184	$142	$135	$126
Portions of rents representative of interest factor	91	91	$43	$40	$42
Total fixed charges	279	275	$185	$175	$168
Preferred stock dividends	—	—	$—	$—	$—
Total fixed charges and preferred stock dividends	$279	$275	$185	$175	$168

Ratio of earnings to fixed charges and preferred stock dividends	2.8	2.2	2.8	4.0	4.0